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                                                                     EXHIBIT 8.1


                             [Jones Day Letterhead]


                                 June 10, 1998



Sterling Commerce, Inc.
4600 Lakehurst Court
Dublin, OH  43016-2000

Ladies and Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of XcelleNet, Inc. (the "Company"), a Georgia corporation, with and into Sterling Commerce (Southern), Inc. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Sterling Commerce, Inc. ("Parent"), a Delaware corporation, pursuant to the statutory merger laws of the States of Delaware and Georgia. For purposes of this opinion, we have relied upon, and assumed the completeness, truth and accuracy of, the information contained in the Agreement and Plan of Merger dated as of April 16, 1998, and the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4 filed with the Securities Exchange Commission on the date hereof without having independently confirmed the accuracy thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in such documents. In addition, we have relied upon certificates dated the date hereof, containing representations of Parent and the Company.

     Based upon the foregoing, and provided that the facts, assumptions, and representations referenced above set forth the facts relating to the Merger fully and accurately as of the date hereof, and will set forth such facts fully and accurately as of the Effective Time of the Merger, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code, that Parent, Sub, and the Company will each be "a party to the reorganization" within the meaning of section 368(b) of the Code, and that no gain or loss will be recognized by the shareholders of the Company upon their exchange of the Shares for the Merger Consideration under section 354 of the Code, except to the extent such shareholders receive cash for their shares (including cash in lieu of fractional shares of Parent Common Stock).

     This opinion relates solely to the federal income tax consequences of the Merger discussed herein, and no opinion is expressed as to the consequences under any foreign, state or local tax law. Further, and notwithstanding anything in the foregoing to the contrary, no opinion is expressed as to the effect upon the opinion set forth above of any provision of law that may affect any particular person differently than any other person by reason of such first-mentioned person's special status, characteristics or situations, including but not limited to status as (a) an employee of the Company or (b) a person who is not a United States person (within the meaning of section
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Sterling Commerce, Inc.
June 10, 1998
Page 2

7701(a)(30) of the Code). Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of such Registration Statement.



                              Very truly yours,



                              /s/ Jones, Day, Reavis & Pogue